Sunity Online Entertainment Limited
Portcullis TrustNet (Cayman) Ltd.
Marquee Place, Suite 300, 430 West Bay Road
P.O. Box 32052, Grand Cayman
KY1-1208
Cayman Islands

27 February 2012

Dear Sirs

Sunity Online Entertainment Limited (the "Company")

We have acted as counsel as to Cayman Islands law to the Company in connection with the Company's registration statement on Form F-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933, as amended (the "Act"), (Registration Number. 333-169515) (the "Registration Statement") and which relates to the offer and issue of up to 1,600,000 American Depository Shares representing 1,600,000 of the Company's shares, par value US$0.00249 per share (the "Shares"), pursuant to an Underwriting Agreement (the "Underwriting Agreement") between the Company and ICM Capital Markets Ltd. (the "Underwriter"), in a best efforts underwriting.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The Certificate of Incorporation and Amended and Restated Memorandum and Articles of Association of the Company as registered or adopted on 2 October 2010 (the "Articles").
1.2	The written resolutions of the Board of Directors of the Company dated 5 December 2011 (the "Resolutions") and the corporate records of the Company maintained at its registered office in the Cayman Islands.
1.3	A Certificate of Good Standing issued by the Registrar of Companies dated 16 December 2011 (the "Certificate of Good Standing").
1.4	A certificate from a Director of the Company a copy of which is annexed hereto (the "Director's Certificate").

1.5	The Registration Statement.
1.6	The Underwriting Agreement.
2	Assumptions

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.
2.2	The Underwriting Agreement will be duly executed, dated and unconditionally delivered by all parties thereto in materially the same form as the last version provided to us.
2.3	All signatures, initials and seals are genuine.
2.4	The Company will receive money or money's worth in consideration for the issue of the Shares, and none of the Shares were or will be issued for less than par value.
2.5	The Shares to be offered and issued by the Company pursuant to the Registration Statement and the Underwriting Agreement will be issued by the Company against payment in full, of the consideration, in accordance with the Underwriting Agreement and duly registered in the Company's register of members (shareholders).

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3	Opinions

Based upon, and subject to, the foregoing assumptions and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.
3.2	The Shares to be offered and issued by the Company pursuant to the Underwriting Agreement have been duly authorised for issue by the Company, and will when issued be validly issued, fully-paid and non-assessable.
3.3	The statements related to, and descriptions of, Cayman Islands laws and regulations contained under the heading "Cayman Islands Taxation" in the Registration Statement are accurate and fairly present summaries of Cayman Islands laws and regulations.

Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands, but if this were to occur in respect of the Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

2

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder

Maples and Calder

3